Exhibit 10.24

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE (this “Amendment”) is made as of the 8th day of February, 2012, by 200 DISCOVERY PARK, LLC, a Massachusetts limited liability company (“Landlord”), and FORRESTER RESEARCH, INC., a Delaware corporation (“Tenant”).

Recitals

A. Landlord’s predecessor, BHX, LLC, a Massachusetts limited liability company, as Trustee of Acorn Park I Realty Trust, a Massachusetts nominee trust (“Original Landlord”), and Tenant are parties to a Lease dated September 29, 2009, as amended by a First Amendment of Lease dated December 21, 2009 (as so amended, the “Lease”), pursuant to which Landlord has leased to Tenant space in Building 200 of the project commonly known as Cambridge Discovery Park, Cambridge, Massachusetts. All capitalized terms used in this Amendment which are defined in the Lease and not otherwise defined in this Amendment shall have the meanings given in the Lease.

B. The Commencement Date occurred on August 29, 2011, which was the date on which Tenant entered into occupancy of the Premises for the purpose of conducting Tenant’s business. As contemplated by Section 2.5 of the Lease, the Leasable Square Footage of the Premises, the Leasable Square Footage of the Building and the Leasable Square Footage of the Project have been determined by actual measurements. Landlord and Tenant desire to amend the Lease to confirm and incorporate the Commencement Date and the actual measurements, to amend the various provisions of the Lease based thereon, and to confirm the performance by Landlord of various obligations to have been performed under the Lease.

Statement of Amendment

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Amendments of Summary of Basic Terms. Items 3D, 3E, 3F, 5D, 5E, 5F, 5G, 9 and 13A of the Summary of Basic Terms are deleted and the following substituted in place thereof:

3D.	Leasable Square Footage of the Premises (which includes a proportionate share of the Floor Area of the Common Areas of the Building, as provided for in this Lease): An agreed upon 192,405 square feet.

3E.	Leasable Square Footage of the Building: An agreed upon 201,856 square feet.

3F.	Leasable Square Footage of the Project: An agreed upon 330,457 square feet, consisting of (i) an agreed upon 201,856 square feet in the Building, and (ii) an agreed upon 128,601 square feet in Building 100. The Leasable Square Footage of the Project may change from time to time as Other Buildings are constructed.

5D.	Commencement Date: August 29, 2011.

5E.	Base Rent Deferral Period: The period commencing on the Commencement Date and continuing through and including February 12, 2012.

5F.	Base Rent Commencement Date: February 13, 2012.

5G.	Lease Term: From the Commencement Date through and including February 28, 2027, subject to extension in accordance with Section 2.4(b).

9.	Base Rent: Base Rent for the Initial Term shall be as follows:

		MONTHLY
PERIOD	ANNUAL RATE	RATE	PSF RATE
August 29, 2011 - February 12, 2012	-0-	-0-	-0-

February 13, 201 2 -May 12, 2012*	$5,045,134.50	$420,427.87	$31.50

May 13, 2012 -February 28, 2017	$6,060,757.50	$505,063.12	$31.50

March 1 , 201 7 - February 28, 2022	$6,445,567.50	$537,130.62	$33.50

March 1 , 2022 - February 28, 2027	$6,830,377.50	$569,198.12	$35.50

*	For the first three (3) months commencing on the Base Rent Commencement Date, Base Rent is charged on the basis of the Leasable Square Footage of the Premises located on the first through the fifth floors of the Building (160,163 square feet) and is not charged on the portion of the Premises located on the sixth floor of the Building (32,242 square feet).

The Base Rent shall be subject to adjustment by reason of exercise of the Expansion Option pursuant to Section 2.9.

The Base Rent during the Extension Terms will be determined in accordance with Section 4.1(b).

13A.	Tenant’s Address for Notices and Taxpayer Identification No.:

For notices:

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attn: Chief Financial Officer

and

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attn: Chief Legal Officer

with a copy to:

Saul Ewing LLP

131 Dartmouth Street

Suite 501

Boston, MA 02116

Attention: Joanne A. Robbins, Esq.

For invoices:

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Attention: Jean Baranowski, Corporate Services

Tenant F.I.D.#04-2797789

2. Amendments of Definitions. The definitions of Expansion, Extension Term, Initial Term, Lease Year, Tenant’s Building Share and Tenant’s Project Share in Article I of the Lease are deleted and the following substituted in place thereof:

“Expansion” means a possible future expansion of the Building, as depicted generally on the Projected Site Plan, consisting of floors 2-6 containing approximately 28,385 leasable square feet in the aggregate, which Tenant shall have the option to lease from Landlord, subject to the terms and conditions set forth in Section 2.9.

“Extension Term” means, as applicable, (a) the period of time beginning at 12:01 a.m. on March 1, 2027 and ending at 11:59 p.m. on February 28, 2037, (b) the period of time beginning at 12:01 a.m. on March 1, 2037 and ending at 11:59 p.m. on February 28, 2047, (c) the period of time beginning at 12:01 a.m. on March 1, 2047 and ending at 11:59 p.m. on February 28, 2057, and (d) the period of time beginning at 12:01 a.m. on March 1, 2057 and ending at 11:59 p.m. on February 28, 2067.

“Initial Term” means the period beginning at 12:01 a.m. on the Commencement Date and ending at 11:59 p.m. on February 28, 2027.

“Lease Year” means the period beginning on February 13, 2012 and ending on February 28, 2013 and each 12 month period thereafter commencing on March 1, 2013 and on each March 1 thereafter throughout the Lease Term.

“Tenant’s Building Share” means the amount (expressed as a percentage) equal to (a) the Leasable Square Footage of the Premises divided by (b) the Leasable Square Footage of the Building. The percentage determined by the preceding sentence shall be rounded up to the nearest one-tenth of one percent (0.1%). Initially, Tenant’s Building Share shall be 95.4% (192,405/201,856). Tenant’s Building Share shall be recalculated at any time that the Leasable Square Footage of either the Premises or the Building is changed.

“Tenant’s Project Share” means the amount (expressed as a percentage) equal to (a) the Leasable Square Footage of the Premises divided by (b) the Leasable Square Footage of the Buildings; provided that for purposes of determining Tenant’s Project Share of the Food Service Costs, the Fitness Facility Costs and the costs of shuttle bus service between the Project and the Alewife MBTA station, Tenant’s Project Share means the amount (expressed as a percentage) equal to (i) the Floor Area of the Premises divided by (ii) the Floor Area of all leased and occupied space in the Buildings. The percentage determined by the preceding sentence shall be rounded up to the nearest one-tenth of one percent (0.1%). Initially, Tenant’s Project Share (other than with respect to Food Service Costs and Fitness Facility Costs) shall be 58.3% (192,405/330,457). Tenant’s Project Share shall be recalculated at any time that the Leasable Square Footage of either the Premises or the Buildings is changed, and Tenant’s Project Share with respect to Food Service Costs and Fitness Facility Costs shall be recalculated upon each change in the level of occupancy of the Buildings.

3. Replacement of Existing Surface Lot. Tenant acknowledges that Landlord caused the Existing Surface Lot to be eliminated and converted to green space prior to the Commencement Date, and that Landlord has no further obligations to Tenant under Section 2.3(c) of the Lease as of the date hereof.

4. Garage A. Tenant acknowledges that Garage A Owner caused completion of Garage A to be achieved by the Completion Date and that neither Landlord nor Garage A Owner has any further obligations to Tenant under Section 2.3(d) of the Lease. Further, Tenant acknowledges that, from the Commencement Date until the Garage A Trigger Date, Tenant shall pay the Supplemental Parking Charge provided for in Section 2.3(d) of the Lease in the amount of $276,000.00 per year ($23,000.00 per month).

5. Measurements. Landlord and Tenant acknowledge that the measurements contemplated by Section 2.5 of the Lease have been performed and are reflected in this Amendment.

6. TIAX Buildings. Tenant acknowledges that Landlord has demolished the TIAX Buildings in accordance with Section 2.7 of the Lease, and that Landlord has no further obligations to Tenant under Section 2.7 of the Lease.

7. Completion of Base Building Work. Tenant acknowledges that: (a) Tenant accepted possession of the Premises on the Commencement Date; (b) on the Commencement Date, the Base Building Work was in good order and satisfactory condition in substantial accordance with the Base Building Plans, except for (i) punch list items on a list signed by both parties within 30 days after the Commencement Date and (ii) any claims for breach of Landlord’s warranty set forth in Section 3.4(f) of the Lease; (c) Landlord has corrected the items set forth on the punch list; and (d) Landlord achieved Partial Completion of the Base Building Work prior to the Target Delivery Date, achieved Substantial Completion of the Base Building Work prior to the Target Completion Date, and is not subject to any of the consequences of delay by Landlord provided for in Section 3.8 of the Lease.

8. Tenant Improvements Escrow. Pursuant to Section 3.5 of the Lease, Landlord, Tenant and Dionne & Gass, LLP (now Saul Ewing LLP) entered into an Amended and Restated Escrow Agreement dated November 17, 2010, pursuant to which Tenant deposited $16,327,519 in escrow (the “Tenant Improvements Escrow”), to be used to pay or reimburse Tenant for Tenant Improvements Costs. Landlord and Tenant agree that, upon the execution of this Amendment, all funds in the Tenant Improvements Escrow shall be disbursed to Tenant and the Escrow Agreement establishing the Tenant Improvements Escrow shall be of no further force or effect. Saul Ewing LLP is specifically authorized to rely on this Amendment in disbursing all funds in the Tenant Improvements Escrow to Tenant.

9. Additional Rent Payment Amounts.

a. Taxes. Pursuant to Section 4.3(a) of the Lease, Tenant is to pay Additional Rent in respect of Taxes in equal estimated monthly installments, subject to readjustment from time to time as reasonably determined by Landlord and when the actual amounts are determined. Without limiting Tenant’s rights under Section 4.7 of the Lease, Landlord and Tenant acknowledge that the estimated monthly installments in respect of Taxes payable under Section 4.3(a) of the Lease are currently in the amount of $75,070 each.

b. Insurance Costs and Operating Costs. Pursuant to Section 4.4 of the Lease, Tenant is to pay Additional Rent in respect of Insurance Costs in equal estimated monthly installments, subject to readjustment from time to time as reasonably determined by Landlord and when the actual amounts are determined. Pursuant to Section 4.5 of the Lease, Tenant is to pay Additional Rent in respect of Operating Costs in equal estimated monthly installments, subject to readjustment from time to time as reasonably determined by Landlord and when actual amounts are determined. Without limiting Tenant’s rights under Section 4.7 of the Lease, Landlord and Tenant acknowledge that the estimated monthly installments in respect of Insurance Costs and Operating Costs payable under Sections 4.4 and 4.5 of the Lease are currently in the aggregate amount of $127,940 each.

10. Inconsistencies; Continuing Effect of Lease. To the extent that the provisions of this Amendment are inconsistent with the provisions of the Lease, the provisions of this Amendment will control and the Lease will be deemed to be amended hereby. Except as amended by this Amendment, the provisions of the Lease remain in full force and effect.

11. Captions. The captions to the Sections of this Amendment have been inserted for convenience only and shall not in any way modify or restrict any provisions hereof or be used to construe any such provisions.

12. Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which will be an original, but all of which, taken together, will constitute one and the same Amendment.

13. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Landlord and Tenant have executed this Amendment as of the date first set forth above.

200 DISCOVERY PARK, LLC

By:	/s/ Eric D. Schlager
Name:	Eric D. Schlager
Title:	President

FORRESTER RESEARCH, INC.

By:	/s/ Michael Doyle
Name:	Michael Doyle
Title:	Chief Financial Officer